Exhibit 99.1

NEWS RELEASE	Nasdaq: OMNI

4500 NE Evangeline Thwy • Carencro, LA 70520 • Phone • 337-896-6664 • Fax 337-896-6655

FOR IMMEDIATE RELEASE	No. 08-12

For more information contact: Ronald D. Mogel, Senior Vice President and Chief Financial Officer

Phone: (337) 896-6664

OMNI ANNOUNCES SETTLEMENT OF LAWSUIT

CARENCRO, LA – April 29, 2008 – OMNI ENERGY SERVICES CORP. (NASDAQ GM: OMNI) (“OMNI” or the “Company”) announced today that it and Darcy Klug have agreed to settle the claims under the lawsuit filed by Mr. Klug against the Company and certain directors, among others, on December 12, 2007. Pursuant to the settlement agreement, the Company and Mr. Klug mutually agreed to terminate his employment agreement with the Company. In connection with the termination of the employment agreement, the Company and Mr. Klug entered into a Termination and Mutual Release Agreement pursuant to which the Restricted Stock and Stock-Based Award Incentive Agreement dated January 5, 2007 was terminated and both the Company and Mr. Klug waived, released and discharged each other from all claims, liabilities, demands, and causes of action to which each party may have or claim to have against the other party, except for breaches of any of the agreements executed as part of the settlement. As part of the settlement, the Company will pay Mr. Klug $125,000 immediately and an aggregate additional amount of $1.13 million, which amount has been placed in trust for payout at future dates.

The Company and Mr. Klug have entered into a Non-competition Agreement, which contains a non-compete provision for a period of two years and a non-solicitation provision for a period of one year. Pursuant to the Non-competition Agreement, the Company issued 400,000 shares of restricted stock to Mr. Klug under a restricted stock agreement (“RSA”) and will pay an aggregate of $168,000 over the next three calendar quarters. Under the RSA, the restricted shares vest on January 1, 2009, but the shares will remain subject to transfer restrictions that lapse quarterly as to 33,333 shares after an initial lapse of transfer restrictions as to 100,000 shares on January 1, 2009. The Company adequately provided for these charges in the fourth quarter of 2007.

The settlement agreement provides for the dismissal of the lawsuit with prejudice against all defendants.

Brian Recatto, OMNI’s Chief Operating Officer, stated, “We are pleased to have this litigation behind us and now look forward to focusing on our company’s business objectives.”

Headquartered in Carencro, LA, OMNI Energy Services Corp. offers a broad range of integrated services to geophysical companies engaged in the acquisition of on-shore seismic data and to oil and gas companies operating primarily in the United States of America and the Gulf of Mexico. OMNI provides its services through five business divisions: Seismic Drilling (including drilling, survey and permitting services), Environmental Services, Equipment Leasing, Transportation Services and Other Services. OMNI’s seismic services play a significant role with geophysical companies who have operations in marsh, swamp, shallow water and the U.S. Gulf Coast, also called transition zones, and contiguous dry land areas, also called highland zones. OMNI’s environmental, leasing, transportation and other services provide important support to oil and gas companies operating in south Louisiana, east Texas (including the Barnett Shale region), the Rocky Mountains and the Gulf of Mexico.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties detailed in OMNI’s filings with the Securities and Exchange Commission.